Exhibit 10.1

PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”) is effective as of March 10, 2025 (the “Effective Date”) by and between Pure NJ Logistics LLC, a Limited Liability Company EIN# 88-0974555 incorporated in the State of New Jersey (the “Company”), Smart Repair Pro, a California corporation, registration number 4094119 (the “Purchaser”), a wholly-owned subsidiary of Jeffs’ Brands Ltd, a limited liability company, registration number 516356763, incorporated in the State of Israel (“Jeffs’ Brands”), Jeffs’ Brands, and the interests holders of the Company, including: (i) L.I.A. Pure Capital Ltd., company number 514408715 owning 71.33%, (ii) Eliyahu Yoresh (I.D. number 014660039) owning 25%, and (iii) Tal Yoresh (I.D. 032298036) owning 3.67%, as set forth in Schedule A (collectively the: “Sellers”). The Company, the Purchaser and the Sellers are referred to collectively as the “Parties” and individually as a “Party”.

WHEREAS, the Sellers own all of the issued and outstanding interests of the Company on a fully diluted basis (the “Interests”); and

WHEREAS, the Parties hereto have determined that it is in their respective best interests for the Sellers to assign, sell, convey and deliver to Purchaser, and for Purchaser to assume, purchase and receive from the Sellers, all of Sellers’ Interests, all subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, the Sellers and the Purchaser hereby agree as follows:

1.	Preamble

The preamble to this Agreement shall constitute an integral part hereof.

2.	The Transaction

2.1	Subject to the terms of this Agreement, and upon the fulfillment of all the conditions at the closing (the “Closing”), the Sellers hereby irrevocably sell, convey, transfer and assign the Interests, and Purchaser hereby accepts and assumes from Seller, the Interests, free of any third party rights.

2.2	In consideration for the Assets (as defined below), the Purchaser shall pay and deliver to the Sellers the Purchase Price (as defined below).

2.3	At the Closing, the Company shall remain the sole owner of all assets, contractual rights, goodwill, going concern value, rights and claims of the Company, and expressly including, without limitation, each of the following assets (collectively the “Assets”):

(i)	All tangible property, including without limitation, all furniture, fixtures, tools, equipment, vehicles, trucks, machinery, computer systems, cameras and all other tangible property owned or used by the Company in the conduct of is business;

(ii)	All rights and obligations of the Company under the lease agreement dated November 10, 2020 between Alston Park Associates, a New Jersey General Partnership as a Landlord, and United Warehouse Inc. a New Jersey Corporation as Tenant, and the amendment to such lease on January 2022 for renting two (2) storage facilities in the city of Linden NJ (the “Lease”), including the security deposit in the amount of $247,401.87 under the Lease;

(iii)	All permits, authorizations and licenses, as applicable, used by the Company in conducting its business; and

(iv)	All goodwill and other intangible assets associated with the Company, including customer and supplier lists and the goodwill associated with the Company's intellectual property.

3	Purchase Price

The total purchase price, to be paid by the Purchaser to the Sellers (the “Purchase Price”) shall be a sum of:

3.1	Base Payment. A $2,100,000 cash payment shall be due upon the Closing (the “Base Payment”). The Sellers shall direct the Purchaser as to the distribution of amounts and accounts to wire the Base Payment upon Closing.

3.2	Deferred Payment. A deferred payment of $500,000 shall be paid to the Sellers in the form of a promissory note, as attached hereto as Exhibit A-1 (the “Promissory Note”), according to the following schedule: after the sixteenth (16th) month anniversary of the Effective Date, the Promissory Note shall be paid in ten (10) monthly installments of $50,000, each carrying an annual interest of 9% (the “Deferred Payment”). The Deferred Payment shall be paid to Sellers according to their respective holding interest in the Company, as attached in Schedule A hereto. As collateral for the payment in full of the Deferred Payment, Jeffs’ Brands shall provide to each of the Sellers a warrant to purchase, at each Seller’s discretion, such amount of ordinary shares of Jeffs’ Brands, no par value per share (the “Ordinary Shares”), initially equal to the amount of the Deferred Payment as of the date of the Closing, pro-rated to each Seller’s percentage of the Company’s equity as stated in Schedule A, and at an initial exercise price of $2.75. The form of Warrant is attached as Exhibit A-2 (the “Warrant”). The Warrant shall only become exercisable upon the occurrence of an event of default as defined in the Promissory Note (“Default”). In the event of Default, the number of Ordinary Shares underlying each Warrant shall be re-adjusted to reflect the amount of the Deferred Payment which remain outstanding as of the date of Default.

3.3	Additional Payment Adjustments. A $ 247,401.87 cash payment, covering the security deposit, as set forth in Section 2.3(ii) herein, shall be due upon the Closing and paid to the Sellers according to their respective holding interest in the Company, as attached in Schedule A hereto.

3.4	The Purchaser shall withhold from the Purchase Price payable to the Sellers any taxes required to be withheld under any applicable law. Any amounts so withheld shall be treated for all purposes under this Agreement as having been paid by the Purchaser.

4	The Closing

4.1	Subject to the terms of this Agreement, the transactions contemplated under this Agreement shall take place remotely via the exchange of documents and signatures, on March 19, 2025 or on such other date as the Sellers and the Purchaser may mutually agree upon in writing (the “Closing Date”).

4.2	Closing deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser the following items:

(i)	a true and complete copy of the resolutions duly and validly adopted by the managers of the Company in the form attached hereto as Exhibit B, evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby;

(ii)	a true and complete copy of the resolutions duly and validly adopted by the members of the Company in the form attached hereto as Exhibit C evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby;

(iii)	Certificate of the Company’s Interests together with related Interests transfer deeds, sufficient to transfer the Interests to the Purchaser free and clear of all debt and/or lien; and

(iv)	without limitation by specific enumeration of the foregoing, all other documents reasonably required from the Sellers and/or the Company to consummate the transactions contemplated hereby.

4.3	Closing deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Sellers the following items:

(v)	the Base Payment; and

(vi)	a true and complete copy of the resolutions duly and validly adopted by the board of directors of the Purchaser and Jeffs’ Brands, in the forms attached hereto as Exhibit D evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby.

4.4	Prior to the Closing, unless otherwise waives by the Sellers, the Company shall have substituted all the outstanding personal guarantees provided by the Sellers or the Sellers’ beneficial owners in favor of the Company (the “Personal Guarantees”) with a guarantee provided by the Purchaser in similar amount such that the Personal Guarantee shall be discharged and released in full. In addition, prior to or at the Closing, the Company will be free of any and all outstanding debts, loans, or liens and to the extent required, each Seller shall execute a satisfaction of deft instrument with respect all claims to outstanding debts, loans, or liens against the Company.

5	Representations and Warranties of the Sellers and Company

The Sellers and the Company hereby represent and warrant to the Purchaser as follows:

5.1	Organization and Authority. The Company is an entity duly organized, validly existing and in good standing under the laws of the State of New Jersey.

5.2	Corporate Power. The Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions and perform its obligations contemplated hereby.

5.3	Due Authorization. This Agreement has been duly and validly authorized, executed and delivered by the relevant corporate bodies of the Company, and it constitutes a binding obligation of the Company, enforceable against it in accordance with the applicable laws of the State of New Jersey.

5.4	No Breach. The execution of this Agreement and the performance of any of the transactions contemplated by it do not, and shall not, contravene or constitute a default under, or cause to be exceeded, any limitation on the Company or the powers of its authorized managers imposed by or contained in.

5.5	No Conflict. The entry into this Agreement by the Company does not conflict with: (i) any applicable law; (ii) the organizational documents of the Company or any of its other constitutional documents; or (iii) any agreement which it is a party or under which it is bound.

5.6	Consents. No consent, approval, order or authorization of any third party, or registration, qualification, designation, declaration or filing with governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement.

5.7	No Litigation. There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or, to the knowledge of the Company, threatened against the Company. The Company is not subject to any order, writ, judgment, injunction, decree or award of any court or any governmental authority.

5.8	Disclosure of Information. The Company has disclosed to the Purchaser all the relevant information including: (i) true and complete copies of the Company’s financial information, (ii) all agreements with customers, vendors and any other third party; (iii) all employees’ agreements and any other employment related matters; (iv) all intellectual property matters; (v) the Lease, the sellers’ loan and any and all other obligation of the Company; (vi) any other information requested by the Purchaser (collectively: the “Disclosed Information”). The Company and the Sellers represent that all the Disclosed Information is true, complete and accurate as of the Closing. The Company and each of the Sellers, represent and warrant that, except for the Disclosed Information, the Company has no liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise

5.9	No Default and Undisclosed Liabilities. The Company and each of the Sellers, represent, that the Company and the Sellers are not in breach or default under any contract listed in Schedule B (a “Material Contract”) to which they are party to, and, to the Company and Sellers’ knowledge, no other party to any such Material Contract is in breach or default thereunder. The Company and each of the Sellers further represent that the execution, delivery or performance of this Agreement by the Company and the Sellers, will not directly or indirectly (with or without notice or lapse of time), contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material contract , or give any person the right to: (i) declare a default or exercise any remedy under any Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Material Contract; (iii) accelerate the maturity or performance of any Material Contract; or (iv) cancel, terminate or modify any term of any Material Contract, except in the case of any non-material breach, default, penalty or modification.

5.10	Compliance. The Company is conducting its business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting its business, and has made all necessary and required filings necessary in order to consummate this Agreement, including, without limitation, in accordance with the New Jersey Bulk Sale Law.

6	Representations and Warranties of the Purchaser

Each of the Purchaser and Jeffs’ Brands, hereby represents and warrants that the following representations and warranties are true and correct as of the Closing:

6.1	Organization, Good Standing and Qualification. Each of the Purchaser and Jeffs’ Brands has been duly incorporated and organized and is validly existing in good standing under the laws of the state of its incorporation and it has full power and authority to enter into this Agreement.

6.2	Due Authorization. All corporate action necessary for the authorization, execution, delivery of, and the performance of all obligations of each of the Purchaser and Jeffs’ Brands under this Agreement have been taken prior to the Closing. This Agreement and the other instruments and agreements to be entered into by each of the Purchaser and Jeffs’ Brands in connection therewith constitute valid and legally binding obligations of the Purchaser, enforceable against the Purchaser under any applicable law.

6.3	Consents. No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority or any third party is required that has not been, or will not have been, obtained by each of the Purchaser and Jeffs’ Brands prior to the Closing in connection with the valid execution, delivery and performance of this Agreement.

6.4	Disclosure of Information. Each of Jeffs’ Brands and the Purchaser represents that it conducted a due diligence examination of the affairs, business, assets and operations of the Company and it has had an opportunity to ask any questions it may have had in connection with the purchase of the Company, regarding the terms and conditions of the offering Interests and the business, properties, prospects and financial condition of the Company and each of the Purchaser and Jeffs’ Brands has received answers from the Company to the questions including access to information, materials, documents and data as requested by the Purchaser and/or Jeffs’ Brands.

6.5	No Breach. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by each of the Purchaser and Jeffs’ Brands with the terms and provisions hereof will conflict with, or result in a breach or violation of, any of the terms, conditions or provisions of (i) its corporate documents, any judgment, summary judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign relating to the Investor, (ii) any agreement, contract, lease, license or commitment to which it is a party or to which it is subject, or (iii) any applicable law as it relates to the Purchaser, Jeffs’ Brands or to the Company.

6.6	Investment Experience. The Purchaser hereby acknowledges that: (a) it has such knowledge and experience in financial and business matters that it is capable of independently evaluating the risks and merits of purchasing the Interests; (b) it has independently evaluated the risks and merits of purchasing such Interests and has independently determined that these Interests are a suitable investment for it and has not relied on any information provided to it by any person, other than the representations and warranties contained in this Agreement.

6.7	Financing. The Purchaser has sufficient immediately available funds to pay, in cash, the Purchase Price pursuant to this Agreement or otherwise necessary to consummate all the transactions contemplated under this Agreement.

6.8	Accounts Receivable. As of the Closing, one hundred percent (100%) of the accounts receivable of the Company belong to the Purchaser.

7	Effectiveness; Survival; Indemnification

7.1	Each representation and warranty herein is deemed to be made on the date of this Agreement and at the Closing, and shall survive and remain in full force and effect following the Closing for a period of twelve (12) months following the Closing, with the exception of fraud, willful misrepresentation and willful misconduct by or on behalf of the Sellers, which shall survive without limitations.

7.2	Indemnification by the Sellers. The Purchaser and its affiliates, officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by the Sellers, jointly and severally, for and against all losses arising out of or resulting from any the breach of any representation or warranty made by the Sellers contained in this Agreement.

7.3	Indemnification by the Purchaser. The Sellers shall be indemnified and held harmless by the Purchaser for and against all losses arising out of or resulting from any breach of any representation or warranty made by the Purchaser contained in this Agreement.

7.4	Limits on Indemnification.

(a)	No claim may be asserted nor may any action be commenced against either party hereto for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by such party describing in reasonable detail the facts and circumstances of the actual loss with respect to the subject matter of such claim or action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date; provided however that no claims made under this section shall be brought against any party unless such indemnifiable losses exceed the aggregate amount of $50,000, at which point the full amount of all losses shall be recoverable.

(b)	Except with respect to claims of fraud, willful misrepresentation or willful misconduct, the maximum amount of indemnifiable losses which may be recovered from an indemnifying party arising out of or resulting from the indemnification provisions set forth in this section, shall be in the aggregate amount equal to the Purchase Price. Nothing in this section, shall restrict or limit the general obligation of the indemnified party to mitigate any indemnifiable loss it may suffer or incur as a result of an event that may give rise to a loss under this section.

8	Taxes

8.1	The Parties intend the Agreement to qualify under Revenue Ruling 99-6, pursuant to which the Purchaser shall be treated, for federal income tax purposes, as if it purchased all of the assets of the Company, while the Sellers shall be treated as selling the membership Interests, for federal income tax purposes.

8.2	Each Party shall bear its own tax liability (including any withholding tax, if any), deriving from all rights and benefits granted under this Agreement, including without limitation all present or future taxes, levies, deductions, penalties, fines, or similar liability under any applicable law.

9	Expenses

Each Party will bear its own legal fees and any other expenses with respect to this Agreement.

10	Confidentiality

Each Party hereto agrees to: (a) subject to the reporitng requirements of any Party and the obligations relating thereto, keep the existence of this Agreement and all matters contained herein strictly confidential and not to disclose them, except to their legal and other advisers; (b) to consult with each other and agree on desirability, timing and substance of any public announcement or disclosure to the public relating to the Agreement, subject to any applicable law or requirement by any authority.

11	No Competition

As of the Closing, for a period of twenty four (24) months, the Sellers undertake that, without the express written permission of the Purchaser, they shall not directly or indirectly, in any capacity, whether independently or as a shareholder, an employee, consultant, an officer or any capacity, carry on, set up, own, manage, control or operate, be employed, engaged or interested in a business, which competes with the Purchaser.

12	Entire Agreement; Amendment

The Parties acknowledge and agree that this Agreement is the entire complete and exclusive statement of their agreement relating to the subject matter hereof and supersedes all other proposals (whether oral or written), understandings, representations, conditions, and other communications between the Parties relating hereto. This Agreement may be amended only by a subsequent writing that specifically refers to this Agreement and is signed by all Parties, and no other act, document, usage, or custom shall be deemed to amend this Agreement.

13	Governing Law; Dispute Resolution

This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Israel. Any and all disputes arising out of or in connection with the execution, interpretation, performance, or non-performance of this Agreement, that are not resolved amicably and in good faith by the Parties, shall be resolved by the competent courts in Tel-Aviv, Israel.

14	Assignment

Neither Party may assign any of its rights or obligations under this Agreement without the express prior written consent of the other Party.

15	Waivers

A failure to delay or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or exercise of another right or remedy.

16	Further Assurance

Each Party shall do and execute, or arrange for the doing and executing of, each necessary act, document and thing reasonably within its power to implement this Agreement.

17	Notices

All notices, certificates, acknowledgements and other responses hereunder shall be in writing and shall be deemed properly delivered after one (1) business day if delivered by e-mail, or seven (7) business days after being duly mailed by registered mail to the other Party.

18	Severability

If any term or provision of this Agreement is found to be illegal or unenforceable, the validity of the remainder of the Agreement will remain in full force and effect.

19	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Facsimile signatures shall be binding as original signature.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized signatories identified below as of this 10 day of March 2025.

SELLERS		COMPANY		PURCHASER

L.I.A. Pure Capital Ltd.		Pure NJ Logistics LLC		Smart Repair Pro

By:	/s/ Kfir Zilberman	By:	/s/ Kfir Zilberman	By:	/s/ Ronen Zalayet
Name:	Kfir Zilberman	Name:	Kfir Zilberman	Name:	Ronen Zalayet
Title:	Director	Title:	Director	Title:	Director

Eliyahu Yoresh				Jeffs’ Brands Ltd

Tal Yoresh				By:	/s/ Viki Hakmon
				Name:	Viki Hakmon
				Title:	CEO and Director

[Signature Page to the Purchase Agreement – Pure NJ Logistics LLC]

Schedule A

List of Sellers

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Schedule B

Material Contracts

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